Exhibit 10.26
Suite 600
505 N. Big Spring Street (79701)
P.O. Box 791
Midland, TX 79702
phone 915.682.8241
fax 915.686.7922
ConocoPhillips

Mr. David Badley	LEASE CRUDE OIL PURCHASE AGREEMENT
Approach Operating LLC	Dated: May 1, 2004
6300 Ridglea Place, Suite 1107
Ft. Worth, Texas 76116
Dear David:
     THIS AGREEMENT is between ConocoPhillips, herein called “Buyer” and Approach Operating LLC, herein called “Seller”, covering the sale and delivery by Seller and the purchase and receipt by Buyer of the specified oil and condensate herein called “Production” upon the following terms and conditions:
1. SOURCE AND LOCATION
     See Exhibit “A” attached and Incorporated by reference.
2. QUANTITY
     Seller agrees to sell to Buyer and Buyer agrees to take such quantities of Production as may be determined in accordance with the field or pipeline run ticket, subject to state allowables and the termination provided for herein.
3. QUALITY
     West Texas Intermediate Type Crude Oil
4. PRICE
     For those leases listed on Exhibit “A”, a price equal to ConocoPhillips Company’s Posting for West Texas Intermediate, gravity deemed 40°, EDQ, plus the average Platt’s mean quotation for “P-Plus WTI” for the applicable trading month at Cushing, less the average difference between Platt’s WTI Cushing and WTI Midland quotations for the applicable trading month, less transportation and handling as listed on Exhibit “A”.
5. BILLING
     All payments due Seller under this Agreement shall commence with the initial date of delivery, which shall be the effective date of this Agreement. On or before the fifteenth (15th) day of the month following the month of deliveries, Buyer shall render to Seller a statement showing total net quantity delivered from each well covered hereunder during the preceding month.
6. DELIVERY
     Title to all Production sold and delivered to Buyer shall pass from Seller to Buyer as such Production passes the outlet flange of Seller’s tankage on the lease or leases from which such

Page 2 of 3 to Contract Between ConocoPhillips Company and Approach Operating LLC Dated: May 1, 2004
Production is being purchased. Buyer agrees to promptly take delivery of the Production upon availability from the Seller’s tanks or through a pipeline. If Buyer takes delivery by a third party common carrier, Buyer shall immediately notify Seller of the carrier’s name and address.
7. WARRANTY AND INDEMNITY
     Seller warrants title, free and clear of all taxes, liens and encumbrances, to the Production delivered hereunder and warrants that Production has been produced, handled and transported to the delivery point in accordance with the laws, rules and regulations of all local, state or federal authorities having jurisdiction.
     Prior to the delivery of Production Seller will hold Buyer harmless against any loss from any claim or cause of action arising out of the sale and delivery of the Production. Buyer agrees that after delivery of the Production Seller will be held harmless against any loss from any claim or cause of action arising out of the sale and delivery of the Production.
8. TERM
     Initial term of this contract shall be for one month, beginning May 1, 2004 through June 1, 2004, and continuing thereafter from month to month until cancelled by either party upon 30 days written notice.
9. FORCE MAJEURE
     Neither party hereto shall be liable for failure or delay in making or accepting deliveries hereunder to the extent such failure or delay may be due to compliance with acts, orders, regulations or requests of any federal, state or local civilian or military authority, or any person purporting to act therefor, riots, strikes, labor difficulties, action of the elements, disruption or breakdown of production or transportation facilities, or any other cause, whether or not to the same class or kind, reasonably beyond control of such party. If such a failure or delay extends beyond any reasonable period for the performance of this Agreement, then either party may terminate this Agreement.
10. ASSIGNMENT
     No assignments of this Agreement shall be valid or binding on either Buyer or Seller unless the written consent of both parties has been obtained.
11. MEASUREMENT AND TESTS
     Quantities of crude oil delivered hereunder shall be delivered from tank gauges on 100% tank table basis, or by the use of mutually acceptable automatic measuring equipment. Volume and gravity (API) of said quantities shall be corrected for temperature to 60 degrees Fahrenheit in accordance with the latest-A.S.T.M.-I.P. Petroleum Measurement Tables. The crude oil delivered hereunder shall be merchantable and acceptable to the carriers involved, but not to exceed 2% BS&W. Full deduction shall be made for all BS&W content as determined by tests conducted according to the latest A.S.T.M. Standard Method then in effect. Each party shall have the right to have a representative present to witness all gauges, tests and measurements; however, in the absence of either party’s representative, the gauges, tests and measurements of the other party shall be deemed to be correct.

Page 3 of 3 to Contract Between ConocoPhillips Company and Approach Operating LLC Dated: May 1, 2004
12. SPECIAL PROVISIONS
     N/A
13. DIVISION ORDER AND TAXES
     The basic division order will be held by Approach Operating LLC. ConocoPhillips will remit 100% of proceeds, less state taxes, to Approach. State taxes will be paid by ConocoPhillips. Division Order information including pay list, title opinion and/or assignments, should be sent to Vicki Catlin 860G POB, ConocoPhillips, P. O. Box 5400, Bartlesville, Oklahoma 74005.
14. PAYMENTS
     Buyer agrees to make payment on or before the twenty-fifth (25th) day of the month following the month of delivery. In an effort to improve our service to our customers, ConocoPhillips has a program that will provide you the option of having your crude oil payments directly deposited to the financial institution of your choice. You may take advantage of the direct deposit service by completing the enclosed form and returning the form to the following address:
15. REGULATORY
     N/A
16. LOGISTICS
     N/A
17. MISCELLANEOUS
     Any matter not specifically covered herein arising in connection with this Agreement shall be handled in accordance with customs and practice in the industry.
     This letter evidences our understanding of the entire agreement and shall constitute the formal contract. Unless we receive written notice of your objections within ten (10) business days, we will consider the agreement as final and binding on both parties.
CONOCOPHILLIPS COMPANY
/s/ Karl G. Stuckey
Karl G. Stuckey
Representative, Lease Operations
West Texas and New Mexico
KS/ss

Exhibit “A” to Contract Between ConocoPhillips Company, and Approach Operating LLC Dated: May 1, 2004
EXHIBIT “A”

COP			Crude
Lease No.	Operator	Lease Name	Type	Differential	Transporter	County	State
2877308	Approach Operating LLC	Clayton 1001	WTI	($1.25)	Sentinel Trucks	Crockett	Texas